Exhibit 10.6(a)
BANK RHODE ISLAND
AMENDMENT NO. 1
TO
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, Bank Rhode Island (the “Bank”) desires to amend the provisions of the Bank’s Supplemental Executive Retirement Plan, as amended and restated (the “Plan”) to modify the provisions of Section 6.3 of the Plan to provide that in the event of a Change of Control (as defined in the Plan) the Bank must deposit into the rabbi trust established under such section sufficient funds to pay any required “Gross-up Payment”; and
WHEREAS, under Article VIII of the Plan, the Compensation Committee may amend the Plan at any time, provided that such amendment shall not reduce the vested benefit of any Participant or amend Section 6.1 or 6.2 of the Plan without the consent of all Participants who have vested benefits under the Plan.
NOW, THEREFORE, the Plan is amended as follows:
1. That Section 6.3 shall be amended in its entirety to read as follows:
6.3 Excise Tax Equalization Payment. In the event that (through acceleration of vesting of benefits pursuant to Section 6.1 or otherwise) the Participant becomes entitled to receive a payment under Section 6 (“Change of Control Payment”) that will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be imposed), then the Bank shall, to the extent provided for in any other agreement between the Bank and the Participant (but only to the extent provided for in the other agreement) pay to Participant in cash an additional amount (the “Gross-Up Payment) such that the net amount retained by Participant after deduction of any Excise Tax upon the Change of Control Payment and any Federal, state and local income tax and excise tax upon the Gross-Up Payment provided for by this Section 6.3 (including FICA and FUTA), shall be equal to the Change of Control Payment. In the event the Participant makes an election pursuant to the regulations under Section 280G of the Code (or any similar provision) (the “Acceleration Election”) to accelerate the payment of any Excise Tax due with respect to a Change of Control Payment which, pursuant to the terms of the Plan, will be paid subsequent to the year in which the Change of Control occurs such Gross-Up Payment shall be made by the Bank to the Participant within thirty (30) days from the later of (i) the Change of Control that triggers the payment obligation and (ii) the date on which the Participant notifies the Bank in writing of the Participant’s Acceleration Election. In the event the Participant does not make an Acceleration Election, such Gross-Up Payment(s) shall, except as otherwise provided in any other agreement between the Bank and the Participant (but only to the extent provided for in the other agreement), be made concurrent with the payment of any retirement benefit under the Plan which is treated as a Change of Control Payment. All Gross-Up Payments payable to the Participant shall be subject to all required and customary deductions by the Bank and the Participant acknowledges that if the Participant is an employee of the Bank at the time a Gross-Up Payment is made, all or subsequently all of the Gross-Up Payment shall be withheld and remitted to Federal and/or state tax authorities on behalf of the Participant. For the purpose of this Section 6.3, all defined terms shall be given the meanings provided herein.

In addition to any deposits that are required under Section 6.2 above, the Bank shall, upon the occurrence of a Change of Control, immediately deposit funds with the trustee of the trust created under Section 6.2 above, the amount, if any, that the Bank reasonably determines will be required to satisfy its obligation for the “Gross-Up Payment(s)” provided for this Section 6.3, and the Bank shall thereafter make annual additional deposits with the trustee to reflect increases in the any “Gross-Up Payment(s).” If the principal of the trust, and any earnings thereon, are not sufficient to make any “Gross-Up” Payment(s)”, the Bank shall pay the balance of such payment as it falls due.”
2. All other provisions of the Plan shall remain in full force and effect and are hereby ratified, approved and confirmed.
IN WITNESS WHEREOF, the Bank has caused this Amendment No. 1 to the Amended and Restated Supplemental Executive Retirement Plan to be executed by its duly authorized officer as of the 21st day of January, 2009.

BANK RHODE ISLAND
By:	/s/ John R. Berger
John R. Berger,
Chairman of the Compensation Committee

Attest:

/s/ Margaret D. Farrell Secretary

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